Redacted
Exhibit 10.1

PRODUCT SUPPLY AGREEMENT

This Product Supply Agreement (this “Agreement”) is entered into as of May 30, 2007 (the “Effective Date”), by and between Aerogrow International, Inc, a corporation, organized under the laws of Nevada and having its principal place of business at 6075 Longbow Drive, Boulder, Colorado 80301 (“Supplier”), and Global Infomercial Services, Inc., a corporation organized and existing under the laws of Nevada and having its principal place of business at 10725 South Cicero Avenue, Suite 201, Oak Lawn, Illinois 60453 (“Distributor”). Supplier and Distributor are sometimes referred to individually as a “Party” and together as the “Parties”.

INTRODUCTION

WHEREAS, Supplier owns or controls the right to manufacture, market, distribute, and sell certain Product (as defined below) as well as use certain Marketing Materials (as defined below) in connection therewith;

WHEREAS, Distributor sources products on behalf of other resellers and/or distributors for resale in their home territories through multiple distribution channels, such as Infomercials, direct response TV, TV home shopping, telemarketing, direct mail, e-commerce, and print catalogs, and desires to be appointed an exclusive reseller of the Product in the Territory (as defined below);

WHEREAS, in connection with a willingness to grant Distributor an exclusive appointment, Supplier agrees to grant to Distributor, and Distributor agrees to accept, the exclusive rights to import, market, sell, and distribute the Product in the Territory and use the Marketing Materials, with full rights to sublicense through multiple channels such rights to the Product and the Marketing Materials; and

WHEREAS, in connection with the foregoing, Supplier agrees to supply Distributor with its requirements for the Product and Marketing Materials under the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the covenants, obligations, terms, and conditions set forth herein, the Parties hereby agree as follows:

AGREEMENT

1.  Definitions. In addition to any other terms defined elsewhere in this Agreement, the following terms shall have the following meanings for the purposes of this Agreement.

1.1.	"Customer" means any third party or person who acquires a Product(s) directly from Distributor or its Sublicensees in the Territories.

1.2.
“Distribution Channel” means any and all sales channels in the Territory, including, without limitation, retail, wholesale, direct response television, Infomercials, home shopping, telemarketing, direct mail, e-commerce, print, and any other channel of distribution.

1.3.	“Infomercial” means short and long form audio-visual commercials suitable for television and Internet broadcasts used to market a Product.

1.4.
"Intellectual Property" means patents (including patent applications, registrations, continuations, divisions, and disclosures), copyrights (including copyright applications and registrations), trade secrets, moral rights, trademarks (including trademarks, service marks, trade dress, and trade names as well as any applications or registrations therefor), know-how, and any related or other rights and interests or other intangible assets recognized under any laws, regulations, or international conventions, in any country or jurisdiction in the world.

1.5.
“Marketing Materials” means all packaging, manuals, instructions, tapes, scripts, and advertising or promotional materials (in any medium or form) relating to the Product, including, without limitation, any Infomercials, print, radio and television advertisements, point-of-sale displays, and signage.

1.6.	“Minimum Purchase Milestones” means the minimum purchase milestones set forth in Exhibit G of this Agreement necessary in order to maintain exclusivity in the countries identified in Exhibit G.

1.7.
“Patents” means the international patent applications and resulting patents in the Territory that Supplier has filed or will file, in Supplier’s sole discretion, based on its U.S. patent applications relating to the Product, including, without limitation, those listed in Exhibit A, as Exhibit A may be amended by agreement of the Parties from time to time.

1.8.	“Product” means collectively and individually the products and up-sells listed in Exhibit B, as Exhibit B may be amended by agreement of the Parties from time to time.

1.9.	“Territory” means the countries listed in Exhibit C.

1.10.
“Trademarks” means the trademarks, trade names, domain URLs, and/or logos, whether registered or unregistered, relating to the Product, including, without limitation, those listed in Exhibit A, as Exhibit A may be amended by agreement of the Parties from time to time.

2.  Grant of Rights.

2.1.
Appointment. For the Term, Supplier hereby appoints Distributor as the exclusive reseller and distributor of the Product in the Distribution Channels to Customers in the Territory. In connection with this exclusive appointment:

(a)
Product Rights. Supplier hereby licenses to Distributor the exclusive right within the Territory, including, without limitation, any rights in and to the Patents, to market, display, promote, sell, import, export, and distribute the Product purchased from Supplier pursuant to the terms of this Agreement in the Distribution Channels in the Territory. Moreover, Supplier hereby licenses to Distributor the sole right, including, without limitation, any rights in and to the Patents, to use, evaluate, and modify the Product in the Territory in order to suggest modifications and customizations with respect to use of the Product in the Territory for the benefit of Customers. With respect to modifications to the Product, all such modifications’ shall be subject to the approval of Supplier, not to be unreasonably withheld, and any and all such modifications shall become the property of Supplier. With respect to utilization of the Product in the Territory, Supplier acknowledges that during the Term, subject to the foregoing, Distributor shall have exclusive control over and shall be responsible for marketing, sale, and distribution of the Product in the Territory. Rights granted under 2.1(a) shall not include any trade secrets, know-how or any other Intellectual Property of Supplier;

(b)
Trademark Rights. During the term of this Agreement, Supplier hereby licenses to Distributor the exclusive right to use, affix, display and register the Trademarks in connection with the importation, marketing, and distribution of the Product in the Territory;

(c)
Marketing Material Rights. During the term of this Agreement, Supplier hereby licenses to Distributor the exclusiveright to use, copy, distribute, publicly broadcast, modify, translate, prepare derivative works of, and otherwise exploit the Marketing Materials in the Territory, including, without limitation, the right to use the names, voices, endorsements, images, and likenesses of performers appearing therein. Without limiting the foregoing, Distributor may modify the Marketing Materials for use in the Territory and translate the Marketing Materials into the languages used in the Territory. With respect to modifications to the Marketing Materials, all such modifications’ shall be subject to the prior written approval of Supplier, not to be unreasonably withheld, and any and all such modifications shall become the property of Supplier. Moreover, with respect to use of the Marketing Materials, Supplier acknowledges that during the Term and subject to the foregoing, Distributor shall have exclusive control over and shall be responsible for all promotion and marketing of each Product and distribution of the Marketing Materials in the Territory; and

(d)
Right to Sublicense. Supplier expressly acknowledges that Distributor shall have the exclusive right to sublicense further all of the foregoing rights identified in Sections 2.1 (a) through (c) to its Sublicensees (as defined below) in the Territory in order to carry on Distributor's rights under this Agreement, and that any Sublicensee to which it sublicenses such rights shall be an intended third party beneficiary with full rights to enforce the obligations of Supplier hereunder in such countries in which such Sublicensee has received a sublicense. Distributor shall, however, be required to notify Supplier in writing of all such sublicenses within ten days of the date granted.

2.2.	Appointment Limitations.

(a)
Third Party Contracts. The foregoing licensing of rights (as set forth in Section 2.1 above) do not give Distributor authority to bind Supplier to any contract with any third party without the prior written consent of Supplier.

(b)
Sublicense Rights. In accordance with the right to sublicense (as granted in Section 2.1(d)), Distributor may further appoint sublicensees, subdistributors, and resellers (together, "Sublicensees") in various parts of the Territory and grant its Sublicensees such of its rights granted to Distributor by Supplier under this Agreement, provided however, Distributor shall not be relieved of its obligations hereunder. Accordingly, any use by Distributor of Sublicensees with respect to the Product, Patents, Trademarks, or Marketing Materials shall be subject to compliance with the terms and conditions of this Agreement. Distributor shall cause each of its Sublicensees to enter into an agreement containing terms and conditions no less restrictive than the terms and conditions hereof regarding how a Sublicensee may (i) market, distribute, and sell the Product in the Territory and (ii) handle, protect, and use the Marketing Materials in connection with the Product. By its terms, no agreement between Distributor and a Sublicensee shall survive termination of this Agreement.

3.  Term.

3.1.
Test Phase. Once all relevant regulatory requirements relating to the Product and Marketing Materials are satisfied and Global Infomercial Services has received the master tape, script and other materials reasonably requested, an initial purchase order for Product shall be immediately placed. In the event relevant regulatory requirements relating to the Product and Marketing Materials are not satisfied within one hundred and twenty days of the date of this Agreement, the Parties shall review in good faith the status such approvals and Supplier shall be entitled to terminate this Agreement if Supplier can determine, in Supplier’s reasonable discretion, that the delays are due in part to the actions, or lack of action, of Distributor. Within 8 weeks of the initial purchase order being placed, a 28 day test period shall begin in Japan (the “Test Phase”). Notwithstanding the foregoing, where required by local law, the test will not begin until the Product is in the Distributor’s physical possession. During the test, Global Infomercial Services through its distributors shall conduct test marketing of the Product through such Distribution Channels as Distributor, in its sole judgment, determines are likely to have favorable sales results, and, Distributor shall have exclusive control over and shall be responsible for all promotion, marketing and distribution of the Product in the countries where the test is taking place.

3.2.
Term. Upon conclusion of the Test Phase and so long as Distributor has not elected to terminate this Agreement by written notice to Supplier, such notice to be provided within fifteen days of the conclusion of the Test Phase, this Agreement shall automatically continue for a period of one (1) year from the date the Test Phase expires and thereafter automatically renew for additional one (1) year periods until terminated as provided herein. Each twelve (12) month period of this Agreement commencing with the first twelve (12) month period beginning at the conclusion of the Test Phase shall be a “Contract Year”. The period from the Effective Date until this Agreement is terminated shall be the “Term".

4.  Fees, Prices, Ordering & Payment for Product.

4.1.
No Fees. Distributor shall not owe to Supplier or any third party any fees, royalties, payments, or revenue for use of the Marketing Materials, Trademarks and Patents under this Agreement or for the associated rights licensed to Distributor.

4.2.
Product Prices. The purchase price for the Product shall be as set forth on Exhibit B hereto (the “Purchase Price”). Supplier shall give Distributor no less than sixty (60) days prior written notice of any increase in the Purchase Price, which shall not be increased by more than five percent (5%) in any six (6) month period, unless due to material, logistical, or production cost increases that Supplier can reasonably document. Notwithstanding the foregoing, Supplier acknowledges and agrees that Distributor has acted as a product sourcing representative to Supplier for the benefit of other Sublicensees. Accordingly, Distributor may add a margin to the price to be paid by its Sublicensees for the Product. Supplier therefore agrees not to take any action that would interfere with Distributor's pricing of the Product or its relationship with its Sublicensees.

4.3.
Product Orders. Distributor shall place all orders in writing to Supplier on Distributor’s or its distributors' or resellers' behalf (each such order, an “Order”). Orders may be submitted by fax or e-mail. All such Orders shall be placed not less than forty five days from the requested shipping date if the quantity of such orders are within the amount forecasted by Distributor pursuant to Section 7.2 (b) or ninety days if the quantity of such orders exceed the amount forecasted by Distributor pursuant to Section 7.2 (b) Upon acceptance of the Order by Supplier as provided in Section 4.4, Supplier shall issue to Distributor a pro forma invoice for the Product.

4.4.
Order Acceptance. Promptly after receiving an Order, Supplier shall immediately accept or reject the same in writing. If Supplier fails to accept and reject an Order within seven (7) days from the date of such Order, the Order shall be deemed accepted by Supplier. When accepting an Order, Supplier shall confirm to Distributor, among other things, the Purchase Price and the expected shipping date for the Product (the “Shipping Date”). Supplier may not change the expected Shipping Date by more than fourteen (14) days without Distributor's prior approval, and any changes to the Purchase Price shall be done in accordance with the requirements of Section 4.2 above. If Supplier at any time changes the Shipping Date and such change is not reasonably acceptable to Distributor, Distributor may cancel the Order without prejudice to any other remedies Distributor may have against Supplier for breach of this Agreement.

4.5.
Payment and Shipping. Distributor shall pay Supplier for the Product in accordance with the terms set forth in Exhibit D. Shipping terms are also set forth on Exhibit D. Supplier shall ship the Product directly to the location designated in the Order. The consignee on the Bill of Lading shall be as designated by Distributor on the Purchase Order. Supplier will use all commercially reasonable efforts to ship the Product on or before the Shipping Date. If the Product is not shipped within three (3) weeks after the Shipping Date, Distributor may, at its sole option, cancel the Order and Supplier shall promptly refund to Distributor any monies paid to Supplier for such Order, if any.

4.6.	Supply Obligations.

(a)
Product. Supplier shall supply to Distributor all Product ordered on behalf of Distributor. Moreover, Supplier shall make all reasonable efforts to meet Distributor’s supply and delivery needs even if the quantity of Product ordered exceeds the amount previously forecasted.

(b)
Marketing Materials. For Marketing Materials not included as part of the Product, Supplier shall faithfully print and provide Distributor at Supplier’s actual costs with sufficient copies of the Marketing Materials as reasonably requested by Distributor for use by Distributor and its Sublicensees to market and sell the Product in the Territory. Supplier shall not make any revisions or modifications without the prior written consent of Distributor, which shall not be unreasonably withheld. Distributor shall have the right, upon request, to request changes and modifications to the Marketing Materials in order to customize and localize such Marketing Materials for use in the Territory. In such event, Supplier shall then provide current Marketing Materials to Distributor for use in the Territory, including, without limitation, any new versions customized for the Territory (as directed by Distributor). Upon request, Supplier shall also provide to Distributor a letter of release from each performer appearing, named, or speaking in any Marketing Materials, authorizing Distributor’s and its Sublicensees' use of each such performer’s name, voice, endorsement, image and likeness without further compensation.

4.7.	Title and Risk of Loss. Title and risk of loss to the Product shall pass from Supplier to Distributor pursuant to the applicable shipping terms agreed by the Parties and provided in Exhibit D hereto.

4.8.	Currency. Unless otherwise provided, all dollar amounts set forth in this Agreement and any Exhibit shall refer to United States Dollars.

4.9.
Taxes. Any and all amounts payable hereunder by Distributor under Section 4 do not include any government taxes (including without limitation sales, use, excise, and value added taxes) customs, tariffs, or duties imposed by any governmental agency that are applicable to the import, or purchase of the Product (other than taxes on the net income of Supplier), and Distributor shall bear all such taxes, customs, tariffs, and duties..

4.10.	Costs.

(a)
Translation. At its own cost and expense, Distributor shall translate the Marketing Materials for its use in the Territory. For Marketing Materials intended to be included as part of the Product(s) sold by Distributor to Customers, Distributor may provide the localized version to Supplier, and Supplier, at its sole cost, will print and package the localized version with the Product and otherwise provide Distributor with all necessary copies of the translated version of the Marketing Materials (as required by this Agreement). With respect to any modifications made by Distributor to the Marketing Materials in order to customize or translate them for use in the Territory, the Parties agree that if the cost of production of the localized version is substantially higher than the cost of the production of the original versions of the Marketing Materials provided to Distributor, the Parties will negotiate in good faith to apportion the increased cost between Supplier and Distributor.

(b)
Recordation Costs. The expenses associated with recordation of the licenses granted under this Agreement whether by way of the filing of this document or through the use of a separate recordable instrument shall be borne by Distributor. Distributor shall furnish to Supplier within ten days of their filing a written copy of all such filings recorded.

5.  Specifications, Quality & Inspection.

5.1.
Specifications. The Parties shall agree on detailed, written specifications for each Product supplied hereunder that shall include not only the design, materials and attributes of the Product, but any and all quality and testing standards, labeling, packaging, manuals and instructions provided in connection with the Product (for each Product, the “Specifications”). In that Distributor will expend considerable resources to meet the regulatory requirements of the Territory and to localize the Marketing Materials based upon the Specifications, it is agreed that the Specifications shall be “frozen” for all major and critical components and materials and that any proposed changes will be submitted by Supplier to Distributor for consideration. No changes will be implemented without Distributor’s prior written consent, which shall not be unreasonably withheld. In any case, Supplier must give sufficient notice of any proposed changes so that Distributor may, at their sole discretion, elect to cease distribution of the Product and have sufficient time within which to arrange for an orderly wind down of sales.

5.2.
Accepted Quality Level. The Parties shall establish quality check criteria for all Product to ensure compliance with the Specifications, including the establishment of outward and inward bound Product inspection procedures with an accepted quality level (“AQL”) as set forth in Exhibit E. Any Product not in conformance with its Specifications and/or meeting the AQL shall be deemed defective.

5.3.
Goods-Outward Inspection. Supplier shall arrange for inspection of all outbound Product against the Specifications and the AQL and remove from shipment all defective units. Supplier shall insure that inspection records are kept and maintained and shall provide a copy to Distributor upon request. Upon reasonable prior notice, and without prejudice to any other Product inspections rights to which Distributor may be entitled, Distributor shall have the right to inspect Product prior to pick-up at Supplier’s or its manufacturer’s facility. Distributor may remove from the shipment any defective units. Supplier shall promptly make available to Distributor a one-for-one replacement for such defective units with Product that meets the Specifications or, as requested by Distributor, credit the amount represented by such units to payment of the next purchase order. At any time or times after the conclusion of the Test Phase and upon reasonable prior notice, Distributor shall also have the right to inspect and audit the quality control and inspection processes used at Supplier’s or its manufacturer’s facilities and manufacturing sites.

5.4.
Goods-Inward Inspection. As further provided in Exhibit E, Distributor may promptly inspect Product shipments upon arrival at the location designated in the Order to ensure that such Product complies with the Specifications and AQLs. Distributor shall give written notice to Supplier of any minor or major defects that it discovers or finds and shall reasonably describe the nature of such defects. Distributor shall also give written notice to Supplier of any minor or major defects that are noted by Distributor’s Customers, resellers, or distributors, or discovered by Distributor after the goods-inward inspection. As set forth in further detail in Exhibit E and at Distributor's option, defective goods shall be repaired or replaced or Distributor shall receive a credit for the defective units to be applied towards the next purchase order. At Supplier’s request, Distributor will provide reasonable support, evidence, or proof for the claimed defect as Supplier may request in writing, for example, photographs or samples.

5.5.
Packaging. At Distributor’s reasonable request, Supplier shall at its sole cost, not to exceed Supplier’s current costs, customize and modify packaging, product materials, construction and other features of the Product packaging specifically for the Territory, using information supplied by Distributor in the required format.

5.6.
Product Recall. In the event that a partial or total recall is imposed in the Territory by a governmental body with respect to the Product, all costs and expenses incurred by Distributor and its distributors and resellers as a result of the recall will be the responsibility of the Supplier, and Supplier will indemnify and hold Distributor and its Sublicensees harmless with respect to any claims resulting from the recall.

6.  Intellectual Property.

6.1.
Trademarks. As between Supplier and Distributor, Supplier shall own all right, title and interest in the Trademarks. Distributor agrees that it will not challenge the title of any rights of Supplier in and to the Trademarks or make any claim or take any action adverse to Supplier’s rights therein. Both Parties agree that they will not challenge the validity of this Agreement. Distributor further agrees that all use by Distributor or its agent of the Trademarks or domain name shall inure to the benefit of Supplier. Moreover, Distributor shall use the Trademarks in accordance with the written use guidelines provided by Supplier or as otherwise agreed by the Parties. Nothing contained in this Agreement shall be construed as an assignment or grant to the Distributor of any right, title or interest in or to the Trademarks, and all rights relating thereto are reserved by Supplier except for the license granted hereunder to the Distributor of the right to use the Trademarks only as specifically and expressly provided herein.

6.2.
Maintenance of Supplier Intellectual Property Rights. In connection with Distributor's exclusive appointment and in recognition of the resources Distributor will invest in the marketing and sale of the Product in the Territory, Supplier, at its sole discretion, shall use its best efforts to take all steps necessary at its own expense to maintain the rights to the Patents and Trademarks associated with the Product by, among other things, filing for, prosecuting, and maintaining any necessary applications and/or registrations for the Patents and Trademarks in the Territory. Distributor agrees to provide Supplier with reasonable assistance, at Supplier's expense, to file for, register, and otherwise record Supplier's Intellectual Property rights and Distributor's licensee rights in and to the Product and Marketing Materials in the Territory. To the extent Supplier fails to maintain the Intellectual Property rights associated with the Product and Marketing Materials in the Territory, Distributor shall have the right but not the obligation to maintain such Intellectual Property rights on behalf Supplier and at the expense of the Distributor by, among other measures, renewing the registration of the Patents and Trademarks in the Territory.

6.3
Defense of Supplier Intellectual Property Rights. Each Party shall inform the other Party of any possible infringement, misappropriation, or violation by a third party of which either Party becomes aware of Supplier’s Intellectual Property rights, including, without limitation, any duplication of the Product (including any part, component, or feature thereof), the Marketing Materials, or the Patents and Trademarks. Supplier may take all commercially reasonable steps and measures to defend and enforce Distributor’s exclusive rights in and to the Patents and Trademarks as well as Distributor's rights to exclusively use, import, market and sell the Product and the Marketing Materials in the Territory. Supplier may also take all commercially reasonable steps and measures to stop importation into, and the sale of counterfeit and unauthorized goods and the unauthorized use of the Product and/or Marketing Materials as well as the Trademarks in, the Territory including (i) tracking the source of unauthorized Product or Marketing Materials, (ii) sending cease and desist letters to, terminating supply to, or terminating distribution rights of third parties marketing, selling, and/or distributing unauthorized Product or Marketing Materials, and (iii) commencing legal or administrative actions against infringers in the country of manufacture of such counterfeit or unauthorized goods. Supplier acknowledges that Distributor and its Sublicensees shall have no liability to Supplier with regard to counterfeit or unauthorized goods or unauthorized Marketing Materials entering the Territory as a result of actions of third parties other than the Distributor or Distributor’s sub-licensees. In addition, provided that Distributor has first offered to Supplier the opportunity to take action and Supplier has declined the offer or not taken action within five (5) days of receiving notice from Distributor, Supplier also hereby grants to Distributor and/or its Sublicensees the right, in Distributor's or its Sublicensees’ sole discretion, to take action to stop the importation or use of unauthorized or counterfeit Product or Marketing Materials into the Territory. Supplier shall support and cooperate with Distributor’s (and its Sublicensee’s) efforts to stop the importation or use of unauthorized or counterfeit Product or Marketing Materials into the Territory, including but not limited to executing and delivering such documentation as may be necessary or helpful in this regards (such as a power of attorney to enforce rights with respect to the intellectual property, or, for Japan, by executing and delivering a letter to Distributor designating Distributor’s sublicensee as the registered exclusive licensee (senyo-shiyo kensha, or senyo-jisshi kensha) of the Trademarks and Patent rights in the Territory, as applicable. A sample of the senyo-shiyo kensha letter is attached hereto as Exhibit F. Distributor or one of its Sublicensees shall be entitled to record such designation at the appropriate government office.) To the extent Distributor or one of its Sublicensees takes action to protect, enforce and defend the Intellectual Property rights associated with the Product and Marketing Materials, Distributor may seek, in addition to any other rights and remedies to which it is entitled, including, any indemnification by Supplier, recovery of its costs from the alleged infringer and Supplier shall be entitled to all of the excess recovered in the enforcement action. Any award, or portion of an award, recovered by Supplier in any such action or proceeding commenced by the Supplier shall belong solely to Supplier, once Distributor and its Sublicensees have recoved their costs and expenses in bringing the action or proceeding and damages from the infringement..

6.4
Distributor's Reservation of Rights. Distributor reserves all rights in and to its Intellectual Property, information, and materials not related to the Product and nothing herein shall grant to Supplier any right to use such Intellectual Property, information, and materials of Distributor.

7.  Responsibilities.

7.1.	Supplier Covenants & Responsibilities.

(a)
Exclusivity. During the Term, Supplier shall not sell, distribute, or otherwise market, approach, or actively enter into any negotiations with a view to selling, distributing, or marketing, the Product, or any product that is a knock-off of or confusingly similar to the Product, to any third party or person which Supplier knows or has reason to know, does or intends to market, promote, distribute, advertise, or sell such Product, or any part or component of the Product, or a competitive or “knock-off” product, in the Territory. Supplier further agrees for the Term not to assign its import license or otherwise authorize any third party or person to use its import license to import any Product into the Territory.

(b)
Insurance. During the Term and for not less than three (3) years following the expiration or termination of this Agreement, Supplier shall, or Supplier shall cause the Product owner or Product manufacturer to, maintain comprehensive general liability insurance, including, without limitation, product liability insurance providing coverage against, but not limited to, all forms of liability for any injury, loss, or damage relating to the Product, in an amount of not less than One Million Dollars ($1,000,000) per occurrence, Five Million Dollars ($5000,000) annual aggregate. The insurance will be written on an occurrence policy form with an insurance company with a current rating of A, XII, or better. Supplier shall, or Supplier shall cause the Product owner or Product manufacturer to, arrange for its insurance policies to be in force from the Effective Date and endorsed to include Distributor and its Sublicensees as well as its affiliates and their respective officers, directors, employees and agents as additional insureds thereunder. Such endorsement will stipulate that the required coverage will not be reduced or canceled without thirty (30) calendar days' prior written notice to Distributor. Such endorsement will also stipulate that it is the primary coverage and any other insurance in force for the additional insureds will act as excess coverage only, and Distributor will not be required to contribute in the payment of any claim made thereunder to the extent of the limits of liability afforded by Supplier’s insurance. Evidence of such required insurance coverage will be supplied to Distributor within thirty (30) days of the Effective Date and at any time upon request during the Term.

(c)
Regulatory Compliance. Supplier shall ensure that the Product and the Marketing Materials are market-ready as necessary to meet the regulatory requirements of the Territory. If Supplier does not or fails to do so, then at Supplier’s expense, Distributor may, but shall not be required to, make the Product and the Marketing Materials market-ready as necessary to meet the regulatory requirements of the Territory.

7.2.	Distributor Covenants and Responsibilities.

(a)	Performance. Distributor shall perform its obligations hereunder with the skill and care of a professional provider of like services.

(b)
Marketing. For the Term, Distributor shall (i) use commercially reasonable efforts to market and sell the Product in the Territory; (ii) submit to Distributor non-binding sales forecasts at least five (5) days prior to the beginning of each Contract Year quarter; (iii) not make any representations or give any warranties concerning the Product which are false or misleading in any way or go beyond those warranties and representations made by Supplier in this Agreement and/or the Marketing Materials for the Product; and (iv) refrain from selling any Product to any entity outside the Territory or to any entity who Distributor reasonably believes may resell, export or use the Product outside the Territory and refer to Distributor any inquiries regarding the purchase or sale of any Product coming from outside the Territory.

(c)
Advertising. At its sole cost and expense, Distributor shall prepare and place any and all advertising of any nature with respect to the Product in the Territory. Supplier retains the right to review and revoke all such advertisement or promotion of the Product in the Territory, such right to be reasonably exercised.

(d)
Quality Standard. Distributor shall maintain the highest quality and standards of the Product and shall exercise its best efforts to safeguard the good will established by the Trademarks. Distributor shall take all necessary steps, and all steps reasonably requested by Supplier, to prevent or avoid any misuse of the Trademarks by any of its contractors, distributors or other resources.

8.  Representations and Warranties.

8.1.	Mutual. Each Party represents and warrants to the other Party the following

(a)
 Power and Authority. That it has the right, power and authority to enter into this Agreement and has not entered into any agreement with any third party or person that conflicts with its respective obligations hereunder or the rights granted to the other Party herein.

(b)
Notice of Complaints and Claims. If at any time either party learns of any complaints involving consumers being injured by use of a Product or learns of any actual or threatened claims, lawsuits or proceedings by consumers regarding Product safety, efficacy or functionality, such party shall promptly inform the other of the same.

(c)	Survival. All representations and warranties of either party both expressed and implied survive the termination or expiration of the Agreement, inspections, acceptance and payment.

8.2.	Supplier. Supplier represents and warrants to Distributor the following:

(a)
Specifications and Requirements. The Product will correspond in quality, function, design and manufacture with the Specifications and the sample Product supplied to and approved by Distributor, or, if modified to conform to legal or regulatory requirements, then the modifications agreed to by the Parties.

(b)	Defects. The Product is free from defects in design, material and workmanship.

(c)	Quality. Product shall be new and not used, reconditioned, refurbished or the like unless otherwise specified.

(d)	Safety. The Product is safe for its intended purpose and use, under conditions of normal use and service.

(e)	Product Liability. Supplier has no knowledge of any product liability claims being made or threatened in any country or jurisdiction concerning the safety or use of the Product.

(f)
Functionality. The Product fulfills the description of any quality or function ascribed to the Product in Marketing Materials or packaging supplied or approved by the Supplier, and the Marketing Materials contain no representation or statement about any feature, result or functionality of the Product that is false, inaccurate or materially incomplete.

(g)
Manufacturer's Warranty. For the warranty period set out in the manufacturer’s warranty for the Product, which shall be no less than one (1) year, if a faulty Product is returned to the Distributor by a consumer, the Supplier will repair, replace or refund the faulty Product in a timely manner.

(h)
Title and Compliance with Laws. The Product delivered to Distributor shall be free of any encumbrance or adverse claim and the importation, sale or use of the Product shall not contravene any law or regulation, nor infringe, violate, or misappropriate the patent, trademark, copyright or other Intellectual Property right of any third party.

(i)
Authority. Supplier has all the necessary rights, consents and licenses to grant the licenses and rights to Distributor and its Sublicensees and to authorize and permit Distributor and its Sublicensees to perform their services and fulfill their responsibilities under this Agreement.

8.3.	Distributor Warranties. Distributor hereby represents and warrants to Supplier the following:

(a)	Experience. Distributor has experience and knowledge in the sale and distribution of direct response TV products.

(b)	Resources. Distributor has adequate resources and experience to fulfill all of its obligations under this Agreement.

(c)
Authority. Distributor has all the necessary rights, consents and licenses to grant the licenses and rights to its Sublicensees and to authorize and permit its Sublicensees to perform their services and fulfill their responsibilities under this Agreement.

9.  Indemnity.

9.1.
Mutual. Each Party shall be liable for and shall indemnify, defend, and hold the other harmless against any liability, damages, or loss from any claims, actions, suits, judgments, proceedings, demands, recoveries or expenses, including, but not limited to, reasonable attorneys’ fees, arising out of, based on, or caused by any breach of its respective representations and warranties contained in this Agreement or which may otherwise arise as a result of the gross negligence or the willful actions or inactions of the indemnified party.

9.2.
Supplier. Supplier shall be liable for and shall indemnify, defend and hold harmless each of Distributor and its parent company and its subsidiaries and affiliates, and their respective directors, officers, employees, resellers, distributors, Customers and agents from and against all reasonable costs (including, without limitation, reasonable attorneys’ fees) in connection with any claim, suit or other proceeding made, threatened or initiated by a third party (i) under Intellectual Property laws, product descriptions, trade practices law, or product liability laws of any country or (ii) with respect to any Product recalls or problems that arise therefrom.

9.3.
Distributor. Distributor shall be liable for and shall indemnify, defend and hold harmless Supplier and its directors, officers, employees, and agents from and against all reasonable costs (including, without limitation, reasonable attorneys’ fees) in connection with any claim, suit or other proceeding made, threatened or initiated by a third party under Intellectual Property laws resulting solely from Distributor’s or Sublicensee’s modifications of or additions to the Product or the Marketing Materials, or resulting from any act, omission, negligence or performance under this Agreement by the Distributor, or its Sublicensees or agents.

9.4.
Limitation of Liability. In no event shall either Party be liable to the other Party or any other Person for any indirect, punitive (to the fullest extent permitted by applicable law), special, consequential or incidental damages, however caused and on any theory of liability arising out of this agreement, and whether or not such Party has been advised of the possibility of such damage. These limitations shall apply notwithstanding any failure of essential purpose of any limited remedy provided herein. Notwithstanding the foregoing provisions of this Section 9.4, the foregoing limitations of liability set forth in this Section 9.4 shall not apply to liability arising under Sections 5.6, 9.1, 9.2 or 9.3 and shall not affect the remedies expressly provided in Section 12.2(e).

10.  Termination.

10.1.
Termination. Either Party may terminate this Agreement immediately upon written notice of termination served upon the other Party if (a) the other Party has materially breached this Agreement and has failed to remedy the breach within thirty (30) days after written notice thereof; (b) the other Party ceases to do business, or otherwise terminates its business operations; (c) the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, creditors arrangement, or comparable proceedings

10.2.	Effect of Termination.

(a)
Termination for Breach. In the event of termination of this Agreement, this Agreement shall terminate, in full or with respect to a specified Product, without the need for further action by either Party, but shall not terminate, by implication or otherwise, any other agreement among the Parties. Such right of termination shall be in addition to such other rights and remedies as the terminating Party may have hereunder or under applicable law. Subject to the Sell-Off rights provided herein and excluding any indemnification obligations owed by Supplier (with such indemnification obligations to survive the termination of this Agreement), all rights granted to Distributor by Supplier under this Agreement shall terminate upon the termination of this Agreement.

(b)
Inventory. Upon expiration or termination of this Agreement for any reason, whether in full or with respect to a specified Product, for six (6) months from the date of such expiration or termination (the “Sell-Off Term”), Distributor shall have the non-exclusive right to sell the Product and use the Marketing Materials to close out and exhaust its inventory, including Product in transit to Distributor. Notwithstanding the foregoing, Supplier may elect to repurchase all inventories of the Product held by Distributor at Distributor’s cost and Distributor’s right to a Sell-Off Term would terminate.

(c)
License Rights. Upon expiration of the Sell-Off Term, all relevant rights and licenses granted to Distributor hereunder shall immediately terminate and Distributor shall stop all use of the Trademarks and Marketing Materials. Distributor agrees to cooperate fully and in good faith with Supplier and to execute such documents as Supplier reasonably requests for the purpose of securing and preserving Supplier’s rights in and to the Patents, Trademarks and Marketing Materials in the Territory.

(d)
No Additional Compensation. When this Agreement is terminated for reasons other than for an uncured breach, each Party shall not be entitled to any compensation, damages, payment, for goodwill that has been established, severance pay, or any amount for any cause by reason of the termination or expiration of its rights under this Agreement (in whole or in part) pursuant to the terms of this Agreement despite any applicable law to the contrary. In such cases, each Party hereby irrevocably waives and renounces any claim for compensation, damages or other legal or equitable relief which such Party may hereafter be entitled to assert against the other Party under the laws in the Territory, or any political subdivision thereof, or the applicable laws of any other country, by reason of such termination or expiration, or by reason of the termination or expiration of any relationship resulting from this Agreement or any course of dealing at any time between the Parties, arising under any such laws.

11.  Confidentiality.

11.1.
Non-Disclosure. For the Term, and period of two (2) years thereafter, each Party shall hold in trust and confidence for the other Party all Confidential Information (as defined below) disclosed to the receiving Party at any time during the Term and neither Party shall disclose such Confidential Information to any third party except as expressly permitted by this Agreement. For purposes of this Agreement, a Party’s attorneys and accountants shall not be considered as third parties. “Confidential Information” means any information that is marked or identified as “Confidential” prior to its disclosure or if any information is not so marked or is disclosed orally or visually, identified as confidential within thirty (30) days after such of disclosure.

11.2.
Exceptions. Confidential Information shall not include any information disclosed by a Party hereunder which (i) is already known to the receiving Party prior to the date of disclosure; (ii) is rightfully received by the receiving Party in the routine course of business from a third party; (iii) is approved for release or publication by written authorization of the disclosing Party; (iv) is independently developed by a Party through no breach of this Agreement; or (v) has become generally available to the public through no act of the receiving Party.

11.3.
Limitations on Use; Return of Information. All Confidential Information disclosed to a Party hereunder is, and shall remain, the sole property of the disclosing Party. Upon termination or expiration of this Agreement (but subject to the Sell-Off rights set forth in this Agreement), each Party shall cease use of all Confidential Information of the other Party, and shall promptly destroy or return to the disclosing Party, all such Confidential Information upon written request.

12.  General Provisions.

12.1.
Third Party Beneficiaries. Supplier acknowledges that Oak Lawn Marketing, Inc., Vector Direct Limited, and Vector Versandhandels GmbH, each of which has been designated by Distributor as Sublicensee for the Product in certain countries in the Territory, are third party beneficiaries to this Agreement with respect to the grant of rights to Distributor hereunder, including, without limitation, the right to receive Product, the right to inspect the Product for compliance with the Specifications and AQL, the right to maintain and enforce the Intellectual Property rights in and to the Product and Marketing Materials as well as the Patents and Trademarks, Supplier's covenants and responsibilities, including, without limitation, Supplier's insurance obligations, Supplier representations and warranties, and Supplier's indemnification obligations. Supplier acknowledges that Oak Lawn Marketing, Inc., Vector Direct Limited, and Vector Versandhandels GmbH shall have the right to assert all such rights against Supplier directly, and Supplier shall not raise as a defense that Oak Lawn Marketing, Inc., Vector Direct Limited, and Vector Versandhandels GmbH are not Parties to this Agreement.

12.2.	Dispute Resolution.

(a)	Governing Law. This Agreement is governed by the laws of the State of Nevada without regard to the principles of conflicts of law.

(b)
Disputes. Prior to initiating any proceeding in accordance with this Agreement, the Parties hereto agree to attempt to resolve any dispute arising in connection with this Agreement (a “Dispute”) promptly, equitably and in a good faith manner. To this end, each of Supplier and Distributor shall designate in writing to the other Party a representative who shall be authorized to resolve by an agreement among them any Dispute and, unless otherwise expressly provided herein, to exercise the authority of such Party to reach such an agreement. Either Party may change its representative from time to time by written notice to the other Party. If for any reason any Dispute is not resolved among the Parties within thirty (30) days from the date on which one Party receives written notification from the other Party that a Dispute exists, then, subject to Section 12.2(e), such Dispute shall be settled exclusively and finally by arbitration in accordance with Section 12.2(c) and (d) hereof.

(c)
Arbitration. Arbitration between the Parties shall be held and finally settled in Reno, Nevada, and shall be conducted pursuant to the commercial Rules of the American Arbitration Association in force when the arbitration commences. The arbitration shall be conducted before an arbitral tribunal composed of three (3) arbitrators. Each Party shall, within twenty (20) days after the mailing of the initiating notice, choose one (1) arbitrator. Unless the Parties agree on the third arbitrator within ten (10) days after each of the Parties has selected an arbitrator, the two (2) arbitrators chosen shall, within thirty (30) days after the mailing of the initiating notice, select a third arbitrator. A person shall be ineligible to be the neutral arbitrator if he/she (or any of his/her affiliates) is an affiliate of, vendor or service provider to, or customer of, any Party or its affiliates. Unless otherwise agreed to by the Parties, any arbitrator must be a licensed attorney who has practiced international trade and contracts law for at least ten (10) years, and shall be chosen by the Parties within fifteen (15) days from lists of qualified persons provided by the American Arbitration Association.

(d)
Procedure. The arbitration shall be conducted in the English language. All documents submitted in connection with such proceeding shall be in the English language or, if in another language, accompanied by a certified English translation. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding, which award, if appropriate, shall determine whether and when any termination shall become effective. The arbitration award shall be final and binding on the Parties. Judgment on the award may be entered by any court having jurisdiction over the Party against whom enforcement is sought.

(e)
Injunctive Relief. Notwithstanding the foregoing, each Party acknowledges and agrees that any breach, threatened or actual, by the other Party of any representations, warranties, or covenants expressly set forth herein that relate to the Parties' confidentiality obligations or to each Party's respective Intellectual Property rights under this Agreement, including, without, limitation, Distributor's exclusive and sole license rights, will cause irreparable injury and that such injury would not be quantifiable in monetary damages alone. Accordingly, each Party acknowledges and agrees that the other Party would not have an adequate remedy at law and shall otherwise be entitled, in addition to other available remedies, to seek and be awarded an injunction or other appropriate equitable relief from a court of competent jurisdiction restraining any breach, threatened or actual, of each Party's respective representations, warranties, or covenants. In connection with this acknowledgment, each Party hereby waives any requirement that a Party post any bond or other security in the event any injunctive or equitable relief is sought by or awarded to such Party to enforce its rights under this Agreement.

12.3.	Exclusion of Law. The application of the 1980 UN Convention on Contracts for The International Sale of Goods to any transaction hereunder is hereby expressly excluded.

12.4.
Relationship of the Parties. The Parties are independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint venturers, affiliates, co-owners or otherwise as participants in a joint undertaking. The Parties shall not be jointly or severally liable for any breach of this Agreement by any other Party. Each of Distributor and its Sublicensees as well as Supplier shall each be individually responsible and liable for performance of its respective obligations under this Agreement.

12.5.
Assignment. Except for Distributor's right to sublicense as set forth in this Section 2.1(d), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

12.6.
Publication, Press Releases. Each Party shall send the other Party a copy of any draft press release that refers to the other Party, for advance approval before release. Approvals will not be unreasonably withheld, and shall be provided on a timely basis.

12.7.
Interpretation. All Recitals and all Exhibits attached to this Agreement constitute an integral part of this Agreement. The definitions of this Agreement shall apply to all Exhibits. The headings of sections and subsections of this Agreement are inserted only for the purposes of convenience and they shall not be construed as to affect the scope, meaning or intent of the provisions of this Agreement or any part or portion thereof, nor shall they otherwise be given any legal effect. Unless the context clearly requires otherwise, any word used in the singular shall include, where appropriate, the plural and vice versa. The terms “include” and “including” shall be deemed to be followed by the words “without limitation,” whether or not so followed. The interpretation of this Agreement shall not be construed against either Party.

12.8.
Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received; (ii) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation; or (iii) if by international courier service, on the fourth (4th) business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. Unless otherwise instructed, all such notices, requests, demands and other communications shall be addressed to Parties at their addresses and/or fax numbers as follows.

If to Distributor:

Global Infomercial Services, Inc.
10735 South Cicero Avenue
Suite 201
Oak Lawn, IL 60453
Phone: 708-229-2424
Fax: 708-229-2407

Attention: Scott F. Reid, President

With copy to Jean M. Roche

Jean M. Roche & Associates
Attorneys at Law
10735 South Cicero Avenue
Suite 205
Oak Lawn, IL 60453
Phone 708-423-1505
Fax 708-423-3822

If to Supplier:

Aerogrow International Inc.
6075 Longbow Drive
Boulder, Colorado 80301
Phone: 303-444-7755
Fax: 343-444-0406
Attention: Mitchell Rubin, CFO

12.9.	No Waiver. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

12.10.
Force Majeure. Neither Party shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond the Party’s reasonable control, including, but not limited to, acts of God, war, terrorist act, riot, embargoes, acts of civil or military authorities, government orders, changes in statutes, rules, or regulations, fire, floods, or accidents. In the event of any such failure to perform, the Party in delay may defer the required performance date only for a period equal to the time of event of force majeure is in effect. The Parties acknowledge that the lack of liquidity by one Party shall not constitute a Force Majeure event and that this Section 12.10 will not be applicable to any payment obligations of either party.

12.11.
Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. The Parties shall make their best efforts in order to render effective such provisions of this Agreement not affected thereby and this Agreement will continue in full force and effect.

12.12.	Amendments. This Agreement may be modified or amended only in writing, signed by both of the Parties.

12.13.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or .pdf/e-mail copy will be deemed as effective as delivery of an originally executed counterpart.

12.14.
Entire Agreement. This Agreement, including all Exhibits, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understanding or representations, oral or written between the Parties hereto regarding such matter.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the Effective Date.

GLOBAL INFOMERCIAL SERVICES ("DISTRIBUTOR") BY: Scott. F. Reid TITLE: President SIGNATURE: _____________________________	AEROGROW INTERNATIONAL INC. ("SUPPLIER") BY: Mitchell Rubin TITLE: CFO SIGNATURE: ______________________________

EXHIBIT A

AeroGrow has filed 19 patent applications in the United States to protect its technologies and products. These applications are for:

•  seed germination pods that transport, support and germinate seedlings in aeroponic or hydroponic devices and support the growth of the plant to maturity, filed in November 2003, application serial number 10/714,786, and responded to examiner’s second action,

•  use of infrared beams to measure plant roots which creates a basis for the regulation of nutrients, oxygen and plant growth, filed in December 2003, application serial number 10/748,321, and responding to examiner’s second action,

•  PONDS (passive, osmotic nutrient delivery system) technology, which is a nutrient delivery system using no moving parts, filed in March 2005, application serial number 11/079,054,

•  RAIN (rain-aerated ionized nutrient) system technology, which hyper-oxygenates and ionizes plant roots in AeroGrow’s kitchen garden systems, filed in March 2005, application serial number 10/528,110,

•  rainforest growing dome for maximizing germination, filed in April 2005, application serial number 11/098,176, and responded to examiner’s second action,

•  growing basket for optimizing liquid and nutrient delivery, filed in April 2005, application serial number 11/111,553, and responding to examiner’s second action,

•  methods for growing plants using seed germination pods, filed in April 2005, application serial number 11/112,269, and responding to examiner’s second action,

•  devices and methods for growing plants by measuring liquid or nutrient usage rate, the adaptive growth learning technologies, filed in December 2005, application serial number 11/321,368,

•  time-release oxygen generating nutrient compositions and methods for growing plants, filed in December 2005, application serial number 11/321,910,

•  pH buffered plant nutrient compositions and methods for growing plants, filed in December 2005, application serial number 11/321,023,

•  apparatus and methods for delivering photoradiation to plants, filed in June 2006, application serial number 60/814,853,

•  smart garden devices and methods for hydroponic gardens, filed in June 2006, application serial number 11/455,364,

•  indoor gardening appliance, filed in August 2005, application serial number 29/235,880,

•  master gardener baskets and methods for growing plants, filed in August 2006, application serial number 60,840,575,

•  devices and methods for growing plants, filed in January 2007, application serial number 11/653,121,

•  indoor gardening appliance, filed in January 2007, application serial number 29/271,260,

•  indoor gardening appliance, filed January 2007, application serial number 29/271,259, and

•  systems and methods for controlling liquid delivery and distribution to plants, filed January 2007, application serial number 11/654,164.

AeroGrow has filed 28 trademark applications in the United States (7 of which have been allowed) and three trademark applications designating 33 countries, which it intends to prosecute to protect its products and brand equity. The applications are for:

•  Farmers Market Fresh, filed in July 2005, application serial number 78671280, and allowed,

•  Kitchen Harvest filed in December 2005, application serial number 78781094,

•  AeroGarden filed in December 2005, application serial number 78781935, and allowed,

•  Farmer’s Market in Your Kitchen, filed in March 2006, application serial number 78836826, and allowed,

•  Off the Plant and Into the Pot, filed in March 2006, application serial number 78836758, and allowed,

•  Cut & Cook, filed in March 2006, application serial number 78836736, and allowed,

•  Bio-Dome, filed in March 2006, application serial number 78836718, and allowed,

•  AeroPod, filed in March 2006, application serial number 78836577, and allowed,

•  AeroGarden, filed in Mexico in June 2006, application serial number 790722, and responding to examiner’s action,

•  AeroGarden, filed in 31 countries under the Madrid Protocol in June 2006, application serial number A0005030,

•  AeroGarden, filed in Canada in June 2006, application serial number 1,305,822,

•  International Gourmet, filed in May 2006, application serial number 78874379, and about to publish,

•  Farmer’s Market Fresh, filed in May 2006, application serial number 78882877, and responding to examiner’s action,

•  AeroGrow, filed in April 2005, application serial number 78614573, responded to examiners first action and suspended,

•  MiniGarden, filed in August 2006, application serial number 78955672,

•  GrowNow, filed in August 2006, application serial number 78955692, and responding to examiner’s action,

•  Green Thumb Guarantee, filed in September 2006, application serial number 77007729,

•  BioTransport, filed in September 2006, application serial number 77009465,

•  Herb Appeal, filed November 2006, application serial number 77045636,

•  Strawberry Patch, filed November 2006, application serial number 77045993

•  Sweet Rubies, filed December 2006, application serial number 77058522,

•  Plug & Grow, filed December 2006, application serial number 77058534,

•  Even Better Than Organic, filed December 2006, application serial number 77070519, and responding to examiner’s action,

•  AeroGarden, filed December 2006, application serial number 77073259, and responding to examiner’s first action,

•  AeroGarden, filed December 2006, application serial number 77073339, and responding to examiner’s first action,

•  AeroGarden, filed December 2006, application serial number 77073345, and responding to examiner’s first action,

•  AeroGarden, filed December 2006, application serial number 77073362,

•  AeroGarden, filed December 2006, application serial number 77073424,

•  AeroGarden, filed December 2006, application serial number 77073448, and

•  Herb `n Serve, filed January 2007, application serial number 77095536.

TRADEMARKS

Title	Country	Number	Date of Renewal

EXHIBIT B

[REDACTED]

EXHIBIT C

TERRITORY

Exclusive rights in Japan, and Taiwan

EXHIBIT D

[REDACTED]

EXHIBIT E

INSPECTION AND REPAIR GUIDELINES

1) Distributor shall conduct inward inspection based on the Specifications. Among other things, the AQL and MIL-STD-105E (or equivalent standard used in the Territory) single sampling plan, with AQL minor 4.0 and major 1.0, shall be used in determining and acceptable defect level (an “Unacceptable Defect Level”).

2) Distributor shall inform Distributor and Supplier if the inspection reveals an Unacceptable Defect Level and the Parties will discuss and agree to a remedy within three (3) business days. If an agreement is not reached within three (3) business days, Supplier hereby agrees to allow Distributor to conduct a one hundred percent (100%) inspection of all units received in that shipment, at Supplier’s cost, provided that the inspection cost per unit does not exceed ten percent (10%) of the unit price FOB value. Distributor shall invoice Supplier the lesser of the actual cost of inspection or the labor cost of $20/hour to perform the inspection. (Additionally, in the event the inspection reveals minor defects and such defective units can be refurbished or repaired in the Territory, Distributor will promptly inform Supplier, and if Supplier does not respond within three (3) business days, Distributor may proceed with the refurbishment and repair, provided that the refurbishing cost per unit does not exceed an additional ten percent (10%) of the unit price FOB value. Distributor shall invoice Supplier based on the lesser of the actual labor cost to refurbish or repair the units and the labor cost of $20/hour to perform the refurbishment plus, in addition and separately, any other actual expense incurred during the refurbishment, including spare parts, tools, materials, fixtures and detergents.)

3) In the event defective units will not be refurbished or repaired, Distributor shall return such units to Supplier at Supplier’s expense and Distributor shall receive a one-for-one replacement, or, at Distributor’s sole option, a refund will be applied towards the next purchase order. Upon Supplier’s request, Distributor shall return such units to Supplier at Supplier’s expense. In the event that Supplier does not wish to have the defective units returned to it, Supplier shall reimburse Distributor for disposal costs.

4) In the event that more than two percent (2%) of Product shipped to Distributor under any one Purchase Order fails to conform to the Specifications or the AQL, such non-conformance shall be considered an endemic problem, and, in addition to a refund on all rejected Product, Distributor may, at its sole option and discretion, as a non-exclusive remedy, terminate this Agreement for breach in accordance with its terms, cancel all pending Purchase Orders, and receive a refund of all monies paid to Supplier for such orders. Distributor may also return all previously undiscovered non-conforming Product still in its inventory.

EXHIBIT F

FORMAT OF REGISTRATION OF EXCLUSIVE USE RIGHT OF THE TRADEMARKS

LETTER OF LICENSE

Date Month, Year

Trademark Registration No.
(Japanese Trademark Application No.)

We hereby agree to establish the following registered license concerning the trademark mentioned above.

1.	The scope of the registered exclusive license.
Area:
Term: During the valid term of this trademark
Contents: All

Registered Exclusive License Owner
Address:

Name:
Representative:

Trademark Owner
Address:

Name:
Representative:

____________________________________
            (Signature)

Nationality:

EXHIBIT G

[REDACTED]